Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2021, with respect to the consolidated financial statements of Core Scientific Holding Co. included in the Registration Statement (Form S-1) and related Prospectus of Core Scientific, Inc. for the registration of up to 186,172,423 shares of its common stock, up to 14,891,667 shares of its common stock issuable upon exercise of warrants, and up to 6,266,667 warrants to purchase common stock.

/s/ Ernst & Young LLP

Seattle, Washington

February 8, 2022